EXHIBIT 19

The Chemours Company

Insider Trading Policy

1. Background

The Chemours Company (“Chemours,” or the “Company”) and its directors, officers and employees worldwide must act in a manner that does not misuse material financial or other information that has not been publicly disclosed. Failure to do so impacts our integrity. Also in some jurisdictions, including the United States, insider trading violates laws that impose strict penalties on both companies and individuals, which may include financial sanctions and prison time.

Maintaining the confidence of shareholders and the public markets is important. The principle underlying Chemours’ policy is fairness in dealings with others, which requires that Chemours directors, officers and employees do not take personal advantage of undisclosed information to the detriment of others who do not have the information. This means that individuals covered by this Insider Trading Policy may not make decisions to purchase, sell, give away or otherwise trade Chemours’ securities or provide material nonpublic information to others outside the Company who may trade on the basis of that information.

2. Applicability of Policy

This Policy applies to all transactions in Chemours securities, including common stock, options and any other securities that Chemours may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any Chemours securities, whether or not issued by the Company.

For purposes of this Policy, the term “Insider” includes all officers and directors of the Company, and all employees of, and consultants and contractors to, the Company who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This Policy also applies to any person who receives Material Nonpublic Information from any Insider. It is also the policy of the Company that the Company will not engage in transactions in Company securities while aware of material nonpublic information relating to the Company or Company securities, except that transactions may occur pursuant to a valid Rule 10b5-1 plan.

Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company, the Corporate Secretary or any other employee or director of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

3. Statement of Policy

a. General Policy

Except as otherwise expressly permitted under the terms and conditions of this Policy, no Insider shall: (i) make any unauthorized disclosure of any Material Nonpublic Information concerning the Company; (ii) purchase, sell, give away or otherwise trade any Company security while in possession of Material Nonpublic Information; or (iii) assist someone who is engaged in any such activities.

b. Specific Policies

Trading on Material Nonpublic Information: No Insider may engage in any transaction involving a purchase, sale, gift or trade of Chemours securities, whether or not issued by Chemours (including any offer to purchase or offer to sell), from the time he or she becomes aware of or possesses Material Nonpublic Information concerning the Company until the close of business on the second Trading Day (defined below) following the date of public disclosure of that information, or until such time as such Material Nonpublic Information is no longer material.

For purposes of this Policy, the term “Trading Day” means a day on which national stock exchanges, including the New York Stock Exchange (“NYSE”), are open for trading.

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Tipping: No Insider may trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that he or she has reason to believe is Material Nonpublic Information. No Insider shall make any recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

Confidentiality of Material Nonpublic Information: Material Nonpublic Information relating to the Company is the property of the Company. All Insiders have ethical and legal responsibilities to maintain the confidentiality of Material Nonpublic Information. Insiders should not discuss internal matters or developments pertaining to the Company with anyone outside the Company, except as strictly needed to perform corporate duties. Any unauthorized disclosure of such information is strictly prohibited. If Material Nonpublic Information is disclosed, no matter what the circumstances, by an Insider, the person making or discovering that disclosure should immediately report the facts to the Corporate Secretary.

No Exception for Hardship: There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempt from this Policy. The securities laws do not recognize any mitigating circumstances.

Family Members: This Policy applies to any member of an Insider’s immediate family or household who resides with the Insider (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws) and anyone else who lives in the Insider’s household. This Policy also applies to any family members who do not live in the Insider’s household but whose transactions in the Company’s securities are directed by the Insider or are subject to the Insider’s influence or control, such as parents or children who consult with the Insider before they trade in securities.

Controlled Entities: This Policy also applies to any entities that the Insider influences or controls, including any corporations, partnerships or trusts. Transactions by these controlled entities should be treated as if they were for the Insider’s own account.

c. Definition of Material Nonpublic Information

It is impossible to define all categories of material information. Information should be regarded as “material” if there is a reasonable likelihood that a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Either positive or negative information may be considered material.

There are some categories of information that are particularly sensitive and, as a general rule, should always be considered as potentially material. Such categories of information may include, but are not limited to, the following:

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External earnings guidance, or financial results that would cause a change in previously published guidance;
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A pending or proposed merger, acquisition, disposition, or joint venture;
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A change in dividend policy, the declaration of a stock split;
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The establishment of a repurchase program for the Company’s securities;
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A change in executive management;
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A change in auditors or notification that the auditor’s reports may no longer be relied upon;
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Pending or threatened significant litigation, or the resolution of such litigation;
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Impending bankruptcy or the existence of severe liquidity problems;
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The gain or loss of a significant customer or supplier;
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Changes in debt ratings;

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Capital market activities such as significant debt or equity issuances; or
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A significant cybersecurity incident experienced by the Company

Nonpublic information is information that has not been previously disclosed or made available to the general public. Release of information to the media does not immediately free Insiders to trade. The market must have an opportunity to absorb and evaluate the information. As a general rule, Insiders must refrain from trading in the Company’s securities for a minimum of two Trading Days following the date of public disclosure of such information. The Company may also determine that a longer period should apply to the release of certain Material Nonpublic Information.

If you are not sure whether information is Material Nonpublic Information, you should consult with the Corporate Secretary.

d. Potential Criminal and Civil Liability and/or Disciplinary Action

The Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”) and the NYSE use sophisticated electronic surveillance to monitor potential insider trading, and the SEC and U.S. Department of Justice pursue insider trading violations rigorously. Other jurisdictions, including the European Union (“EU”), also assess fines and penalties for insider trading and market manipulation.

Liability for Insider Trading: Insiders may be subject to criminal and civil penalties for trading in Chemours’ securities while in possession of Material Nonpublic Information regarding the Company. For example, Section 10 of the Securities Exchange Act of 1934, as amended, prohibits trading on Material Nonpublic Information, and violations of this law can result in penalties which include fines and/or imprisonment.

Liability for Tipping: Insiders may also be liable for improper transactions by any person to whom the insider has disclosed (“tipped”) material non-public information. The SEC has imposed large penalties even when the disclosing insider did not profit from the transaction.

Disciplinary Actions: In addition to severe civil and/or criminal penalties, employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause.

e. Applicability of Policy to Inside Information Regarding Other Companies

This Policy also applies to Material Nonpublic Information relating to other companies, when such information was obtained in the course of the Insider’s employment with, or other services performed on behalf of the Company. Insiders should treat Material Nonpublic Information about these other companies with the same care with which they handle Material Nonpublic Information of the Company.

4. Trading Guidelines

a. Trading Blackout Periods

Quarterly Trading Blackout Periods: Covered Persons (defined below) may generally not trade in Chemours securities during the period beginning at the close of the market on the fifteenth (15th) day of the third month of each fiscal quarter and ending at the close of business on the day after the Company’s quarterly earnings are publicly disclosed. The Company may extend these blackout periods at its discretion by notice to Covered Persons.

Other Trading Blackout Periods: From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons (or a subset of Covered Persons) are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify such persons affected.

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Covered Persons: The following individuals are “Covered Persons” for purposes of the blackout periods:

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Individuals designated by the Corporate Secretary
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Individuals who serve in the following roles:
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Directors and “Section 16 officers” designated by the Board
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Members of the Chemours Extended Leadership Team
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Members of the Chemours Disclosure Committee

b. Pre-Clearance of Securities Transactions

General: To prevent inadvertent violations of this Policy, Chemours directors and employees at Grade Level 34 or above (“Officers”) may not engage in any transaction without first obtaining pre-clearance of the transaction from the Corporate Secretary (or attorney designated by the Corporate Secretary to authorize clearance). The Corporate Secretary (or his or her designee) is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in the Company’s securities, and should not inform any other person of the restriction.

Unless otherwise specified by the Corporate Secretary, pre-cleared trades must be effected within two business days of receipt of pre-clearance, unless an exception is granted or the person becomes aware of Material Nonpublic Information before the trade is executed — in which case the pre-clearance is void and the transaction may not be completed. Transactions not effected within the time limit would be subject to pre-clearance again.

Chemours Debt Securities: Engaging in the purchase or sale of Chemours debt securities, while not prohibited, is a less common securities transaction for directors, officers and employees than securities transactions involving the Company’s common stock. All purchases and sales of the Company’s debt securities must be pre-cleared by the Corporate Secretary (or attorney designated by the Corporate Secretary to authorize clearance) according to the same procedures outlined above.

5. Transactions Under Company Plans

Stock Option Exercises: This Policy does not apply to the exercise of stock options that are granted under the Company’s stock option plans. The Policy does apply, however, to the sale of the shares that are issued as a result of the exercise of stock options, whether the sale occurs at the same time or after the exercise (e.g., any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option). These sales are also subject to the blackout periods in the Policy.

Restricted Stock Units: This Policy does not apply to the vesting of restricted stock units. The Policy does apply, however, to any sale of the underlying stock in the open market.

Performance Stock Units: This Policy does not apply to the vesting of performance stock units. The Policy does apply, however, to any sale of the underlying stock in the open market.

Deferred Compensation Plans: This Policy does not apply to the allocation of Company stock units to your account under a deferred compensation plan resulting from your periodic deferrals under the plan pursuant to your deferral election. This Policy does apply, however, to certain elections you may make under a deferred compensation plan, including: (a) an election to increase or decrease the percentage of your deferral that will be allocated to Company stock units; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock units, if available to you.

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Employee Stock Purchase Plan:

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Enrollment: This Policy does apply to your election to participate in the employee stock purchase plan (“ESPP”) for any enrollment period. You cannot make an election to enroll in the ESPP while you are in possession of Material Nonpublic Information.
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Purchases of Company Stock: This Policy does not apply to purchases of Company stock pursuant to the ESPP resulting from your periodic contribution of money to the plan though payroll deduction.
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Changes to Contribution Rate: This Policy does apply to any change to your contribution rate under the ESPP. You cannot change your contribution rate under the ESPP (i.e., increase, decrease or stop future contributions (decrease contribution rates to zero)) while you are in possession of Material Nonpublic Information.
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Withdrawals: This Policy does apply to your election to withdraw from participation in the ESPP. You cannot make an election to withdraw from participating in the ESPP while you are in possession of Material Nonpublic Information.
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Sales of Company Stock: This Policy does apply to your sales of Company stock purchased under the ESPP. You cannot sell shares of Company stock you hold through the ESPP while you are in possession of Material Nonpublic Information.

6. Additional Restrictions

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions involving the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, trading in the Company’s securities is subject to the following additional guidance:

Short Sales: No Insider may engage in short sales of Chemours securities (i.e., the sale of a security that the seller does not own), including a “sale against the box” (i.e., a sale with delayed delivery).

Publicly-Traded Options, Hedging Transactions: No Insider may engage in transactions in publicly traded options (“puts,” “calls” and other derivative securities to the extent applicable to the Company), on a stock exchange or in any other organized market, or enter into hedges or swaps involving Chemours securities.

Margin Accounts, Pledged Securities: Directors and “Section 16 officers” designated by the Board (collectively, “Section 16 Persons”) may not hold Chemours securities in a margin account or otherwise pledge Chemours securities as collateral for a loan. The Corporate Secretary may grant exceptions to this prohibition when a Section 16 Person wishes to pledge the Company’s securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. Any Section 16 Person seeking an exception must submit a request for approval to the Corporate Secretary at least two weeks prior to the transaction.

Post-Termination Transactions: If an Insider is aware of Material Nonpublic Information when the Insider’s employment or relationship with the Company is terminated, the Insider may not trade in the Company’s securities until such Material Nonpublic Information has been made public by the Company for at least two trading days or a reasonable and good faith determination is made that such information is no longer material.

“Short-Swing” Profit Rule: The securities laws impose liability for “short-swing profits” by Section 16 Persons and require the Company to recover those profits. Any profit realized from the open market purchase and sale or sale and purchase of the Company’s securities, within any period of less than six months may be recovered in a court action brought by the Company or any stockholder on behalf of the Company. Section 16 Persons are prohibited from engaging in transactions that would generate “short-swing” profits.

Section 16 Reports: Section 16 Persons designated by the Board are required to file Section 16 reports. The Legal Department will help reporting persons prepare and file such required reports. Reporting persons, however, retain responsibility for the timing and contents of these reports.

Form 144 Reports: Section 16 Persons designated by the Board are required to file Form 144 with the SEC before making an open market sale of Company securities. This form is generally prepared by an Insider’s stockbroker and is in addition to the Section 16 report filing requirement.

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7. Rule 10b5-1 Plans

Rule 10b-5 provides a defense from insider trading liability under SEC Rule 10b-5. To be eligible for this defense, an insider may enter into a “10b5-1 plan” for trading in securities (a “Rule 10b5-1 Plan”). To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Corporate Secretary and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Corporate Secretary.

In general, a 10b5-1 Plan must be entered into at a time when there is no undisclosed material information. Once the plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

8. Company Assistance and Inquiries

Compliance with this Policy is of the utmost importance both for all Insiders and the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Company’s Corporate Secretary.

Effective July 23, 2024